Exhibit 10.10

TERM NOTE 2

Note Date:	June 23, 2003	$15,732,500.00
Maturity Date:	June 1, 2008

FOR VALUE RECEIVED, LSCP, L.P., an Iowa limited partnership (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Fifteen Million Seven Hundred Thirty-Two Thousand Five Hundred and No/100 Dollars ($15,732,500.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below.  Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This promissory note is executed pursuant to a Construction Loan Agreement (“CONSTRUCTION LOAN AGREEMENT”) between BORROWER and BANK dated as of July 25, 2002, which, together will all amendments thereto, is collectively called the “AGREEMENT”.  All capitalized terms not otherwise defined in this note shall have the meanings provided in the CONSTRUCTION LOAN AGREEMENT.

INTEREST ACCRUAL.  Interest on the principal amount outstanding shall accrue based on a three month LIBOR +280 bps.  Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

REPAYMENT TERMS.  Interest on the outstanding principal balance shall be due and payable quarterly, in arrears, with the first payment commencing on September 1, 2003.  Principal shall be due and payable in the amounts and on the dates set forth in attached Schedule I, which is incorporated herein by reference.  In all events, the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full on June 1, 2008.

PREPAYMENT.  The BORROWER may prepay this promissory note in full or in part at any time.  Provided, however, a condition of any prepayment is that a fee shall be paid to BANK sufficient to make BANK whole for any expenses related to breaking fined interest rates.  Each prepayment may be applied in inverse order of maturity or as the BANK in its sole discretion may deem appropriate.  Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full.  No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment fee.

ADDITIONAL TERMS AND CONDITIONS.  The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference.  The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above.  This promissory note shall be governed by the substantive laws of the State of Nebraska.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR.  BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

LSCP, L.P., an Iowa Limited Partnership By Little Sioux Corn Processors, L.L.C., Its General Partner

		By:	/s/ Daryl J. Haack
Daryl J. Haack, President of Little Sioux Corn Processors, L.L.C.

STATE OF IOWA	)
) ss.
COUNTY OF Cherokee	)

On this 20 day of June, 2003, before me, the undersigned, a Notary Public, personally appeared Daryl J. Haack, President of Little Sioux Corn Processors, L.L.C., General Partner of LSCP, L.P., on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Becky J. Nothem	[SEAL]
Notary Public